Exhibit 10.12

STOCK PURCHASE AGREEMENT
by and among:
Starvox Communications, Inc.,
a California corporation;
Capital Telecommunications, Inc.,
a Pennsylvania corporation;
George V. Kingsbury, an individual
Barry J. Silverberg Living Trust Dated 09/22/1995;
and
Charles H. Wallace, an individual.

Dated as of June 13, 2006

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Table of Contents
(continued)

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Table of Contents
(continued)

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STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement is made and entered into as of June 13, 2006, by and among: Starvox Communications, Inc., a California corporation (“Purchaser”); Capital Telecommunications, Inc. a Pennsylvania corporation (the “Company”); and the following parties (the “Selling Shareholders”): George V. Kingsbury, Barry J. Silverberg Living Trust dated 9/22/1995 and Charles H. Wallace. Certain other capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. The Selling Shareholders own in the aggregate fifty five thousand and ninety two (55,092) shares of the Common Stock of the Company and two thousand five hundred (2,500) shares of Preferred Stock of the Company (collectively, the “Shares”), which constitute all of the outstanding capital stock of the Company.
     B. The Selling Shareholders wish to sell the Shares to the Purchaser on the terms set forth in this Agreement.
     C. Concurrently with the execution of this Agreement, the Purchaser, the Company and the Selling Shareholders are entering into a Management Services Agreement (the “Management Services Agreement”) pursuant to which Purchaser shall provide specified services to the Acquired Companies.
Agreement
     The Purchaser, the Company and the Selling Shareholders, intending to be legally bound, agree as follows:
1.	Sale and Purchase of Shares; Related transactions requiring payment; execution of documents
     1.1 Sale and Purchase of Shares. At the Closing, the Selling Shareholders shall sell, assign, transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement.
     1.2 Purchase Price. The aggregate purchase price payable by the Purchaser for the Shares (the “Purchase Price”) shall be Twelve Million Dollars ($12,000,000.00). The Purchase Price shall be paid by the Purchaser as follows:
          (a) An aggregate amount equal to Eleven Million Five Hundred Thousand ($11,500,000.00) shall be paid to the Selling Shareholders concurrently with the execution of this Agreement in accordance with their respective interests as set forth in Schedule 1.2(a)(i) to their respective accounts set forth in Schedule 1.2(a)(ii). Such payments shall not be refundable to the Purchaser or any other person under any circumstances.

          (b) An aggregate amount of Five Hundred Thousand Dollars ($500,000.00) (the “Escrow Amount”) shall be deposited concurrently with the execution of this Agreement into an account designated by the Escrow Agent. The Escrow Amount shall be maintained in an escrow fund for the purposes of satisfying claims brought pursuant to Section 7 for the period of time, and in accordance with the terms of the Escrow Agreement attached as Exhibit B to this Agreement, which Escrow Agreement shall be executed concurrently with the execution of this Agreement. One year after the date of this Agreement, the Escrow Amount, or so much thereof as may then be held by the Escrow Agent and not reserved for pending indemnification claims, shall be paid to the Selling Shareholders in accordance with their respective interests as set forth in Schedule 1.2(a)(i) to their respective accounts set forth in Schedule 1.2(a)(ii).
     1.3 Bank Financing. Concurrently with the execution of this Agreement, Purchaser shall cause the Company’s line of credit with M&T Bank to be paid in full, up to a maximum amount of $2,100,000, resulting in the satisfaction, termination and release of all of George V. Kingsbury’s obligations under his personal guaranty of the Company’s M&T Bank line of credit.
     1.4 Consulting Agreement. Concurrently with the execution of this Agreement, Purchaser shall pay George V. Kingsbury the sum of One Hundred Twenty Five Thousand Dollars ($125,000) as the retainer due under the Consulting Agreement referred to in Section 1.5(v) below. Such payment shall not be refundable to the Purchaser or any other person under any circumstances. Such payment shall be made by wire transfer to the account identified on Schedule 1.2(a)(ii) for George V. Kingsbury.
     1.5 Execution of Documents; Closing.
          (a) Concurrently with the execution of this Agreement, each Selling Shareholder, the Company and the Purchaser, as applicable, shall execute the following documents, which shall be effective as of the date of this Agreement or which shall be held in escrow pending the Closing, as follows:
               (i) the Escrow Agreement, substantially in the form of Exhibit B, shall be executed and delivered by all parties thereto and shall be effective upon execution and delivery;
               (ii) Non-Competition and Non-Solicitation Agreements, substantially in the form of Exhibit C, shall be executed by all parties thereto, and shall be held in escrow by the Purchaser pending the Closing, at which time such documents shall be released to the from escrow without any further action being required, and the Purchaser is authorized to fill in the Closing Date as the date of such documents;
               (iii) Release Agreements, substantially in the form of Exhibit D, shall be executed by all parties thereto, and shall be shall be effective upon execution and delivery;

               (iv) the Selling Shareholders shall cause to be delivered to the Purchaser a legal opinion, dated as of the date of this Agreement, in the form of Exhibit E attached hereto, which legal opinion shall be effective as of the date of this Agreement;
               (v) a Consulting Agreement substantially in the form of Exhibit F attached hereto shall be executed in duplicate by the parties thereto shall be held in escrow by Purchaser pending the Closing, at which time such documents shall be released to the parties thereto from escrow without any further action being required, and the Purchaser is authorized to fill in the Closing Date as the date of such documents;
               (vi) a FIRPTA certificate executed by the Company to the effect that the Company is not a foreign person, which shall be held in escrow by Purchaser pending the Closing, at which time such document shall be released from escrow without any further action being required, and the Purchaser is authorized to fill in the Closing Date as the date of such document;
               (vii) the Management Services Agreement, duly executed by the parties thereto in duplicate, which shall be effective as of the date of this Agreement;
               (viii) written resignations of the Selling Shareholders as officers and directors of the Acquired Companies, which shall be held in escrow by Purchaser pending the Closing, at which time such documents shall be released from escrow without any further action being required, and the Purchaser is authorized to fill in the Closing Date as the date of such documents; and
               (ix) an executed Stock Power assigning to George V. Kingsbury all of the issued and outstanding shares of stock of eClone Systems, Inc., which Purchaser shall hold in escrow pending the Closing, at which time such document shall be released to George V. Kingsbury from escrow without any further action being required, and the Purchaser is authorized to fill in the Closing Date as the date of such document.
          (b) Once this Agreement has been executed and the Selling Shareholders have been provided with written confirmation that (i) the payments required to be made under Sections 1.2, Section 1.3 and Section 1.4 have been made, the Selling Shareholders shall deliver to the Purchaser stock certificates representing the Shares duly endorsed for transfer by the applicable Selling Shareholder (or accompanied by duly executed stock powers) with the date of transfer left blank which shall be held in escrow by the Purchaser until the Closing, at which time such stock certificates and transfer documentation shall be released from escrow without any further action being required, and the Purchaser is authorized to fill in the Closing Date as the date of transfer.
          (c) The closing of the sale of the Shares to the Purchaser (the “Closing”) shall take place at the principal office of the Purchaser at 10:00 a.m. on a date to be designated by written notice delivered by the Purchaser to the Shareholders’ Agent. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Notwithstanding anything contained in this Agreement to the contrary, the Company and each of the Selling Shareholders agree that on the Closing Date, each of the documents delivered to

Purchaser to be held in escrow pending the Closing pursuant to Section 1.5(a) and Section 1.5(b) shall be released from such escrow without the requirement of any further action on the part of the Company or any of the Selling Shareholders, free of any escrow established herein, and such documents shall be delivered to and maintained by Purchaser (except that a duplicate original of the Management Services Agreement shall be given to the Company and a duplicate original of the Consulting Agreement shall be given to George V. Kingsbury).
2.	Representations and Warranties of the Company and Selling Shareholders
     The Company and each of the Selling Shareholders represents and warrants, to and for the benefit of the Purchaser, as follows:
     2.1 Due Organization; Subsidiaries; Etc.
          (a) Each of the Acquired Companies has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its formation. Each of the Acquired Companies has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii)to perform its obligations under all Contracts to which it is a party or by which it is bound.
          (b) None of the Acquired Companies has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than its respective corporate name as set forth in this Agreement and the names E-clone, E-clone Systems, Upfront, Upfront Teleclub, Netrax and CTl.
          (c) Each of the Acquired Companies is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect on the Acquired Companies, except that the Company is not in good standing in the State of Rhode Island. Part 2.1(c) of the Disclosure Schedule accurately sets forth each jurisdiction where an Acquired Company is qualified, licensed or admitted to do business.
          (d) Part 2.1(d) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of each of the Acquired Companies; (ii) the names of the members of each committee of the board of directors of each of the Acquired Companies; and (iii) the names and titles of the officers of each of the Acquired Companies.
          (e) 100% of the issued and outstanding shares of capital stock and other securities of each of the Subsidiaries is owned, of record and beneficially, by the Company.
          (f) Except for the equity interests identified in Part 2.1(f) of the Disclosure Schedule, none of the Acquired Companies has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity.

          (g) None of the Acquired Companies is obligated to make, or has agreed to incur any obligation to make, any future investment in or capital contribution to any Entity.
          (h) None of the Acquired Companies has guaranteed or is responsible or liable for any obligation of any Person other than the Acquired Companies.
     2.2 Charter Documents; Records. The Company has made available to the Purchaser accurate and complete copies of: (a) the certificate of incorporation and bylaws or equivalent governing documents, including all amendments thereto, of each of the Acquired Companies (the “Charter Documents”); and (b)the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders or members, the board of directors and all committees of the board of directors of each of the Acquired Companies since January 1, 2003, if any, which minutes or other records contain a complete summary of all meetings of directors, shareholders and members at which any formal action was taken or approved by vote or written consent, since January 1, 2003. All actions taken and all transactions entered into by each of the Acquired Companies have been duly approved by all necessary action of the board of directors and shareholders of each of the Acquired Companies. There has been no violation of any of the provisions of the Charter Documents of any of the Acquired Companies, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s shareholders, board of directors or any committee of the board of directors. The stock records and minute books of each of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with all applicable Legal Requirements.
     2.3 Capitalization.
          (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, of which 55,092 shares have been issued and are outstanding as of the date of this Agreement and 10,000 shares of Preferred Stock, of which 2,500 shares have been issued and are outstanding as of the date of this Agreement. There are no shares of capital stock held in the Company’s treasury except as set forth in Part 2.3(a) of the Disclosure Schedule. Part 2.3(a) of the Disclosure Schedule sets forth the names of each of the Company’s shareholders, the addresses of such shareholders and the number of shares of Common Stock and Preferred Stock owned of record by each of such shareholders. All of the outstanding shares of Common Stock and Preferred Stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable, and except as set forth in Part 2.3(a) of the Disclosure Schedule, none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). The Selling Shareholders have, and will convey to the Purchaser at the Closing, good and valid title to the Shares free and clear of any Encumbrances.
          (b) There is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of capital stock or other securities of the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. As of the Closing, there will be no outstanding options, warrants or other rights to purchase shares of capital stock or other securities of the Company.
          (c) All outstanding shares of capital stock and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of capital stock or other securities of the Company were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Part 2.3(c) of the Disclosure Schedule accurately identifies each Acquired Company Contract relating to any securities of any of the Acquired Companies that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.
          (d) The Company owns, of record and beneficially, 100% of the issued and outstanding shares of capital stock of each of the Subsidiaries. All of the shares of each of the Subsidiaries are owned by the Company free and clear of any Encumbrance, The outstanding shares of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable securities laws and other applicable Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of such Subsidiaries. There are no options, warrants or other rights outstanding to subscribe for or purchase any shares or other securities of the Subsidiaries and such Subsidiaries are not subject to any Contract or court or administrative order under which any of such Subsidiaries is or may become obligated to sell or otherwise issue any shares or other securities. There are no preemptive rights applicable to any shares of any of the Subsidiaries. The Subsidiaries do not have the right to vote on or approve any of the transactions contemplated by this Agreement.
     2.4 Financial Statements and Related Information.
          (a) The Company has made available to the Purchaser the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheet of the Acquired Companies as of December 31, 2003, December 31, 2004, and December 31, 2005, and the related audited consolidated statement of income, consolidated statement of shareholders’ equity and consolidated statement of cash flows for the year ended December 31, 2003, December 31, 2004, and December 31, 2005, together with the notes thereto and the unqualified report and opinion of the Company’s auditor relating thereto; and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of May 31, 2006 (the “Unaudited Interim Balance Sheet”), and (iii) the related unaudited consolidated statement of income for the five months ended May 31, 2006.
          (b) The Company Financial Statements present fairly the financial position of the Acquired Companies as of the respective dates thereof and the results of operations and

(in the case of the financial statements referred to in Section 2.4(a)(i) and Section 2.4(a)(iii)) cash flows of the Acquired Companies for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the financial statements referred to in Section 2.4(a)(iii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude.
          (c) The financial books, records and accounts of the Acquired Companies accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Acquired Companies.
          (d) Part 2.4(d) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables (other than Employee Receivables, as defined in Section 2.4(e)) of the Acquired Companies as of February 28, 2006, and the Company has updated such information by including in Part 2.4(d) of the Disclosure Schedule, an accounts receivable summary aging report as of May 31, 2006. Except as set forth in Part 2.4(d) of the Disclosure Schedule, updated as stated above, , and except for the Employee Receivables, all existing accounts receivable of the Acquired Companies (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since May 31, 2006 and have not yet been collected): (i) represent valid obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and to the Company’s and the Selling Shareholders’ Knowledge, collectible in full when due in the ordinary course of the Company’s business, without any counterclaim or set off, net of any allowance for doubtful accounts reflected on the Company’s financial statements.
          (e) Part 2.4(e) of the Disclosure Schedule provides an accurate and complete breakdown of any amounts (including loans, advances or other indebtedness) owed to any of the Acquired Companies by a director, officer, employee or shareholder of any of the Acquired Companies as of the date of this Agreement (the “Employee Receivables”).
          (f) Part 2.4(f) of the Disclosure Schedule identifies the revenues received from each of the top 25 customers of the Acquired Companies (based on revenues) in the months of December 2004, 2005 and 2006. The Company has made available to Purchaser accurate and complete copies of all written Contracts from each of the top 25 customers of the Acquired Companies (on a revenue basis), for the fiscal year ended December 31, 2005.
     2.5 Liabilities.
          (a) None of the Acquired Companies has any accrued, contingent or other Liabilities of any nature, either matured or unmatured except for: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by each of the Acquired Companies since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with such Acquired Company’s past practices; (iii) Liabilities under the Acquired Company Contracts; (iv) the Liabilities identified in Part 2.5(a) of the Disclosure Schedule, (v) Liabilities incurred in the ordinary course of business and consistent with past practices of the Acquired Companies which are not required to be reflected in financial statements in accordance with GAAP, (vi) the obligation to pay compensation to M&T Bank in connection with the transactions contemplated by this Agreement (the “M&T Commission”), and (vii) Acquired Company Transaction Expenses incurred since June 1, 2006.
          (b) Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of each of the Acquired Companies as of February 28, 2006, and the Company has updated such information by including in Part 2.5(b) of the Disclosure Schedule, an accounts payable summary aging report as of May 31, 2006; and (ii) all notes payable of each of the Acquired Companies and all other indebtedness of each of the Acquired Companies for borrowed money as of February 28, 2006, and the Company has updated such information by providing to Purchaser the Unaudited Interim Balance Sheet as of May 31, 2006.
          (c) None of the Acquired Companies has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended). Without limiting the generality of the foregoing, none of the Acquired Companies has ever guaranteed any debt or other obligation of any other Person.
     2.6 Absence of Changes. Except as set forth in Part 2.6 of the Disclosure Schedule, between December 31, 2005 and the date of this Agreement:
          (a) there has not been any Material Adverse Effect on the Acquired Companies, and no event has occurred that would reasonably be expected to have a Material Adverse Effect on the Acquired Companies;
          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Acquired Companies’ material assets (whether or not covered by insurance);
          (c) none of the Acquired Companies has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of their respective capital stock or other securities, and none of the Acquired Companies has repurchased, redeemed or otherwise reacquired any of their respective shares of capital stock or other securities;
          (d) none of the Acquired Companies has sold, issued, granted or authorized the sale, issuance or grant of: (i) any capital stock or other security; (ii) any option, call, warrant or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of such capital stock) or other security;
          (e) there has been no amendment to any of the Charter Documents of any of the Acquired Companies, and none of the Acquired Companies has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f) none of the Acquired Companies has amended or prematurely terminated, or waived any material right or remedy under, any Contract that is or would constitute a Material Contract (as defined in Section 2.11(a));
          (g) none of the Acquired Companies has: (i) acquired, leased or licensed any right or other asset from any other Person: (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices of the Acquired Companies;
          (h) none of the Acquired Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000 with respect to a single matter, or in excess of $100,000 in the aggregate;
          (i) none of the Acquired Companies has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance (other than nonexclusive licenses granted pursuant to the Contracts listed in Part2.10(a)(iii) of the Disclosure Schedule), except for pledges of immaterial assets made in the ordinary course of business and consistent with such Acquired Company’s past practices;
          (j) none of the Acquired Companies has: (i) lent money to any Person (other than pursuant to routine and reasonable travel advances made to current employees of the Acquired Companies in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;
          (k) none of the Acquired Companies has: (i) established, adopted or amended any Plan (as defined in Section 2.15(b)); (ii) made any bonus, profit-sharing or similar payment to, or increased the amount of wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, any of its directors, officers or employees; or (iii) other than with respect to non-officer employees and in the ordinary course of business and consistent with past practices, hired any new employee;
          (1) none of the Acquired Companies has changed any of its methods of accounting or accounting practices in any respect;
          (m) none of the Acquired Companies has made any Tax election;
          (n) none of the Acquired Companies has commenced or settled any material Legal Proceeding;
          (o) none of the Acquired Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (p) none of the Acquired Companies has agreed or legally committed to take any of the actions referred to in clauses “(c)” through “(o)” above.
     2.7 Title to Assets.
          (a) Each of the Acquired Companies owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Part 2.10(a) of the Disclosure Schedule and all of the rights of the Acquired Companies under the Contracts identified in Part 2.11(a) of the Disclosure Schedule; and (iii) all other assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of said assets are owned by the Acquired Companies free and clear of any liens or other Encumbrances, except for: (A) any lien for current Taxes not yet due and payable; and (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies, liens securing indebtedness of the Company owed to M&T Bank and NTFC (GE Capital), and liens securing indebtedness reflected on Part 2.9(b) of the Disclosure Schedule.
          (b) Part 2.7(b) of the Disclosure Schedule identifies all assets that are material to the business of any of the Acquired Companies and that are being leased to any of the Acquired Companies for which the annual rental payment for each such asset exceeds $100,000.
     2.8 Bank Accounts. Part 2.8 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of any of the Acquired Companies at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.
     2.9 Equipment; Real Property.
          (a) Part 2.9(a) of the Disclosure Schedule contains a copy of the 2005 equipment depreciation schedule of the Company.
          (b) None of the Acquired Companies own any real property or any interest in real property, except for: (i) the leaseholds created under the real property leases identified in Part 2.9(b)(i) of the Disclosure Schedule; and (ii) the land described in Part 2.9(b)(ii) of the Disclosure Schedule to which the Company has good and marketable fee title and which is owned by the Company free and clear of any Encumbrances, except for the Encumbrances identified in Part 2.9(b)(ii) of the Disclosure Schedule (All real property identified or required to be identified in Part 2.9(b) of the Disclosure Schedule, including all buildings, structures, fixtures and other improvements thereon, are referred to as the “Real Property”.). To the Selling Shareholders and the Company’s Knowledge, the use and operation of the Real Property by the Acquired Companies is (and at all times has been) authorized by, and is (and at all times has been) in full compliance with, all applicable zoning, land use, building, fire, health, labor, safety and environmental laws and other Legal Requirements. There is no Legal Proceeding pending, or to the Knowledge of the Company and the Selling Shareholders threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Real Property. To the Knowledge of the Company and the Selling Shareholders, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present use or operation of any Real Property. There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Real Property to any Person other than the Acquired Companies, and there is no Person in possession of any of the Real Property other than the Acquired Companies.
          (c) Part 2.9(c) of the Disclosure Schedule sets forth an accurate and complete description of: all service contracts, maintenance agreements or other similar agreements affecting the Real Property which will remain in effect after the Closing.
     2.10 Intellectual Property.
          (a) Part 2.10(a) of the Disclosure Schedule accurately identifies and describes each Acquired Company Service currently marketed, offered, provided, supported or sold by any of the Acquired Companies.
          (b) Part 2.10(b) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which any of the Acquired Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.
          (c) Part 2.10(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (i) agreements between any of the Acquired Companies and their respective employees in the Acquired Companies’ standard forms thereof and (ii) non-exclusive licenses of third-party software that is not incorporated into, or used in the development, manufacturing, testing, provision, distribution, maintenance, or support of, any Acquired Company Service and that is not otherwise material to the business of any of the Acquired Companies); and (b) whether the licenses or rights granted to the Acquired Companies in each such Contract are exclusive or non-exclusive.
          (d) Part 2.10(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Acquired Company IP. None of the Acquired Companies are bound by, and no Acquired Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Companies to use, exploit, assert, or enforce any Acquired Company IP anywhere in the world.

          (e) Part 2.10(e) of the Disclosure Schedule contains a complete and accurate list and summary of the basis for calculating any royalties, fees, commissions, and other amounts payable by any of the Acquired Companies to any other Person (other than sales commissions paid to employees according to the Acquired Companies’ standard commissions plan) upon or for the marketing, sale, license, support, provision or distribution of any Acquired Company Service or the use of any Acquired Company IP.
          (f) The Company has afforded the Purchaser access to the Company’s form contract files.
          (g) The Acquired Companies exclusively own all right, title, and interest to and in the Acquired Company IP (other than Intellectual Property Rights exclusively licensed to the Acquired Companies, as identified in Part 2.10(c) of the Disclosure Schedule).
          (h) To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Acquired Company IP. Part 2.10(i) of the Disclosure Schedule accurately identifies (and the Company has provided to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Companies or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Acquired Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
          (i) Neither the execution, delivery or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Acquired Company IP; (b) a breach of or default under any Acquired Company IP Contract; (c) the release, disclosure, or delivery of any Acquired Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Acquired Company IP.
          (j) None of the Acquired Companies has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. No Acquired Company Service, and no method or process used in the manufacturing of any Acquired Company Service, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. There is no legitimate basis for a claim that any of the Acquired Companies or any Acquired Company Service has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Acquired Company Service, or any method or process used in the manufacturing of any Acquired Company Service, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person.

          (k) No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the Acquired Companies with respect to such claim or Legal Proceeding.
          (1) To the Knowledge of the Company, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Companies is pending or has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Companies, or (b) the development, marketing, distribution, offer provision, licensing, support or sale of any Acquired Company Service.
          (m) Part 2.10(m) of the Disclosure Schedule contains the current Privacy Policy of the Acquired Companies.
          (n) To the Knowledge of the Company, each of the Acquired Companies has complied at all times and in all material respects with all of the Acquired Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data.
     2.11 Contracts.
          (a) Part 2.11(a) of the Disclosure Schedule accurately identifies:
               (i) each executory Acquired Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor; any Acquired Company Contract pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; and any Acquired Company Contract pursuant to which any of the Acquired Companies is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) in excess of $10,000 to any current or former employee or director;
               (ii) each executory Acquired Company Contract which provides for indemnification of any officer, director, employee or agent;
               (iii) each executory Acquired Company Contract relating to the voting and any other rights or obligations of a shareholder of any of the Acquired Companies;
               (iv) each executory Acquired Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to any of the Acquired Companies;
               (v) each executory Acquired Company Contract relating to the acquisition, transfer, development or sharing of any Intellectual Property or Intellectual Property Right (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any of the Acquired Companies or any of their Predecessors with any customer or other Person);
               (vi) each executory Acquired Company Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of any of the Acquired Companies;
               (vii) each executory Acquired Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;
               (viii) each executory Acquired Company Contract imposing any restriction on any of the Acquired Companies: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person, or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;
               (ix) each executory Acquired Company Contract creating or involving any agency relationship, distribution arrangement or other reseller relationship (including any Contract in which another Person is appointed or authorized to act or serve as a sales representative for any of the Acquired Companies) the terms of which are materially different than the forms of agreements which have been made available to Purchaser;
               (x) each executory Acquired Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement not otherwise disclosed in the Disclosure Schedule;
               (xi) each executory Acquired Company Contract pursuant to which: (A) any Person provides equipment, materials or services that are necessary for the performance of any Acquired Company Service; or (B) any Acquired Company is obligated to purchase all, or any specific portion or percentage of, its requirements for, or any minimum amount of, any product, good or service;
               (xii) each executory Acquired Company Contract with any Related Party;
               (xiii) each executory Acquired Company Contract relating to any liquidation or dissolution of any Subsidiary of the Company;
               (xiv) each executory Acquired Company Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or benefiting any Governmental Body;
               (xv) any other executory Acquired Company Contract that requires: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate; or (B) the performance of services having a value in excess of $50,000 in the aggregate, other than customer contracts entered into in the ordinary course of business;

               (xvi) any other executory Acquired Company Contract (other than nondisclosure agreements and purchase orders) that may not be terminated by the respective Acquired Company (without penalty) within 60 days after the delivery of a termination notice by such Acquired Company; and
               (xvii) any executory Acquired Company Contract that was entered into outside the ordinary course of business or was inconsistent with the past practices of any of the Acquired Companies.
(Contracts in the respective categories described in clauses “(i)” through “(xvi)” above and all Contracts identified, or required to be identified, in Part 2.10 of the Disclosure Schedule are referred to in this Agreement as “Material Contracts.”)
Without limiting the foregoing, except as set forth in Part 2.11(a) of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the business of any of the Acquired Companies; (b) no Related Party is indebted to any of the Acquired Companies; and (c) since January 1, 2003, no Related Party has entered into, or has had any direct or indirect financial interest in, any transaction or business dealing involving any of the Acquired Companies.
          (b) The Company has made available to the Purchaser accurate and complete copies of all written Material Contracts identified in Part 2.11 (a) of the Disclosure Schedule, including all amendments thereto. Part 2.11(a) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Material Contract that is not in written form. Each Contract identified in Part 2.11(a) of the Disclosure Schedule is valid and in full force and effect, and, to the Knowledge of the Company or the Selling Shareholders, is enforceable by the respective Acquired Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (c) Except as set forth in Part 2.11(c) of the Disclosure Schedule: (i) none of the Acquired Companies (and none of their Predecessors) has materially violated or breached, or committed any material default under, any Acquired Company Contract, which remains uncured, and, to the Knowledge of the Company or the Selling Shareholders, no other Person has materially violated or breached, or committed any material default under, any Acquired Company Contract which remains uncured; (ii) to the Knowledge of the Company or the Selling Shareholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract; and (iii) since January 1, 2003, none of the Acquired Companies (and none of their Predecessors) has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Company Contract.

          (d) All Acquired Company Services have been performed in compliance with all warranties and other applicable requirements of all Contracts relating to such services, except with respect to customer disputes arising in the ordinary course of business which do not, individually or in the aggregate, create a Material Adverse Effect.
     2.12 Compliance with Legal Requirements; Industry Standards. To the Knowledge of the Selling Shareholders and the Company, each of the Acquired Companies is in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets, and no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the any of the Acquired Companies of, or a failure on the part of any of the Acquired Companies to comply with, any Legal Requirement. Except as set forth in Part 2.12 of the Disclosure Schedule, since January 1, 2006, none of the Acquired Companies (and none of their Predecessors) has received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.
     2.13 Governmental Authorizations.
          (a) Part 2.13(a) of the Disclosure Schedule identifies each Governmental Authorization held by the Acquired Companies. The Company has made available to the Purchaser accurate and complete copies of all Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the respective Acquired Company to conduct its business in the manner in which its business is currently being conducted, except that the Company is not in good standing in the State of Rhode Island. Each of the Acquired Companies is, and since March 1, 2006, each of the Acquired Companies (and each of their Predecessors) has been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. Since March 1, 2006, no Acquired Company (and none of their Predecessors) has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
          (b) None of the Acquired Companies possesses (or has ever possessed) or has any rights or interests with respect to (or has ever had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Body.
     2.14 Tax Matters.
          (a) All Tax Returns required to be filed by or on behalf of the Acquired Companies (and on behalf of their Predecessors) with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Company Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. All Taxes that are due and payable on or before the Closing Date have been or will be timely paid on or before the Closing Date. The Company has made available to the Purchaser accurate and complete copies of all Acquired Company Returns filed by or on behalf of the Acquired Companies (or their Predecessors) since January 1, 2003.
          (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company has established (or with respect to the period after the date of this Agreement and prior to the Closing will establish), in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from January 1, 2005 through the date of this Agreement. All Taxes incurred (whether or not due) since the date of the Unaudited Interim Balance Sheet have been incurred in the ordinary course of business. All Taxes required to be withheld by the Acquired Companies have been properly and timely withheld and remitted.
          (c) No Acquired Company Return relating to Taxes has ever been examined or audited by any Governmental Body, except for sales tax returns (none of which are ongoing at the date of this Agreement). No extension or waiver of the limitation period applicable to any of the Acquired Company Returns is currently in effect for any Acquired Company, and no request for any such extension or waiver is pending on behalf of any of the Acquired Companies.
          (d) No claim or Legal Proceeding is pending or threatened against or with respect to any of the Acquired Companies in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any of the Acquired Companies with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the respective Acquired Companies and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of each of the Acquired Companies except liens for current Taxes not yet due and payable.
          (e) There is no agreement, plan, arrangement or other Contract covering any current or former employee or independent contractor of any of the Acquired Companies or any other Person with a current or former relationship with any of the Acquired Companies that, considered individually or considered collectively with any other agreements, plans arrangements or other Contracts, will, or would reasonably be expected to, give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.
          (f) Except as set forth in Part 2.14(i) of the Disclosure Schedule, none of the Acquired Companies has a permanent establishment in any country other than its country of incorporation, as defined in any applicable Tax treaty between the United States and such other country.

     2.15 Employee and Labor Matters; Benefit Plans.
          (a) The Company has made available to the Purchaser documentary information concerning all current Acquired Company Employees as of January 31, 2006, which correctly reflects: (i) their dates of employment; (ii) their positions; (iii) their salaries; (iv) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); and (v) any promises made to them with respect to changes or additions to their compensation or benefits. None of the Acquired Companies is, and none of the Acquired Companies has been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Acquired Company Employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company or the Selling Shareholders, seeking to represent any current Acquired Company Employees. During the three years prior to the date hereof, none of the Acquired Companies has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Acquired Company Employees. The employment of each of the current Acquired Company Employees is terminable at will.
          (b) Part 2.15(b) of the Disclosure Schedule identifies each “employee benefit plan” as defined in Section 3.3 of ERISA, employment, salary, bonus, consulting, compensation, deferred compensation, incentive compensation, stock purchase, equity, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension, retirement, welfare, fringe benefit or other employee benefits plan, program or agreement, whether written or unwritten and whether funded or unfunded (individually referred to as a “Plan” and collectively referred to as the “Plans”) which is sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Companies or any ERISA Affiliate for the benefit of any Acquired Company Employee or with respect to which any of the Acquired Companies may have any Liability.
          (c) None of the Acquired Companies nor any ERISA Affiliate maintains, sponsors or contributes to, and none of the Acquired Companies nor any ERISA Affiliate has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Acquired Company Employees (a “Pension Plan”), except for those Pension Plans described in Part 2.15(b) of the Disclosure Schedule, none of which is or was subject to Title IV of ERISA, Section 412 of the Code or a multiemployer plan (within the meaning of Section 3(37) of ERISA).
          (d) None of the Acquired Companies nor any ERISA Affiliate maintains, sponsors or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Acquired Company Employees (a “Welfare Plan”) except for those Welfare Plans described in Part 2.15(d) of the Disclosure Schedule, none of which is or was a multiemployer plan (within the meaning of Section 3(37) of ERISA), or a multiple employer welfare arrangement (within the meaning of the Section 3(40) of ERISA).

          (e) With respect to each Plan, the Company has made available to the Purchaser: (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual return/report (if required under ERISA) with respect to such Plan for the past three years; (iii) an accurate and complete copy of: the most recent summary plan description, together with each Summary of Material Modifications (if required under ERISA) with respect to such Plan; (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vi) an accurate and complete copy of the most recent determination or opinion letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code); (vii) standard healthcare continuation forms and related notices; (viii) all correspondence to or from any Governmental Body relating to any Plan, other than routine correspondence that will not result in Liability to any Acquired Company; (ix) the discrimination tests for each Plan for the three most recent plan years; and (x) true, correct and complete copies of all election statements under Section 83(b) of the Code that are in the possession of any of the Acquired Companies or subject to its control with respect to any unvested securities or other property issued by any of the Acquired Companies to any Acquired Company Employee.
          (f) None of the Acquired Companies is, and none of the Acquired Companies has ever been, required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Companies has ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. None of the Acquired Companies nor any ERISA Affiliate has ever made a complete or partial withdrawal from a “multiemployer plan” (as defined in Section 3(37) of ERISA) resulting in “withdrawal liability” (as defined in Section 4201 of ERISA), without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA. None of the Acquired Companies nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any multiple employer plan, as described in Section 413(c) of the Code.
          (g) No Welfare Plan provides death, medical, health or other welfare benefit coverage (whether or not insured) with respect to any Acquired Company Employee after any such Person’s termination of service, including upon or after retirement (other than: (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code; and (ii) benefits the full cost of which are borne by Acquired Company Employees of the Acquired Companies (or their beneficiaries)). None of the Acquired Companies has ever represented, promised or contracted (whether in written or oral form) that any Acquired Company Employee or other Person would be provided with such death, medical, health or other welfare benefits after termination of service or upon or after retirement.
          (h) To the Selling Shareholder’s and the Company’s Knowledge, each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA and the Code. There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan. All contributions required to be made by the Acquired Companies to any Plan have been timely made or accrued and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date. Each Plan subject to ERISA has timely filed all requisite government reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all required notices and reports to Acquired Company Employees. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or the Selling Shareholders, threatened by the IRS, the Department of Labor or any other Governmental Body with respect to any Plan.
          (i) Each Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to be exempt under Section 501(a) of the Code, has been determined to be so qualified or exempt by the IRS, and there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect such qualified status.
          (j) None of the Acquired Companies maintains a nonqualified deferred compensation plan or arrangement that would be reasonably likely to subject an employee or independent contractor to interest or additional income tax under Section 409A of the Code.
          (k) Except as set forth in Part 2.15(m) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (whether of severance pay or otherwise and whether or not under any Plan), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or (ii) be deemed a “parachute payment” under Section 280G of the Code with respect to any Acquired Company Employee. Part2.15(m) of the Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).
          (l) To the Selling Shareholder’s and the Company’s Knowledge, each of the Acquired Companies is: (i) in compliance in all material respects with all applicable Legal Requirements, Contracts and orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Acquired Company Employees or prospective employees; (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Acquired Company Employee; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Acquired Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice). Since January 1, 2003, none of the Acquired Companies (and no Predecessor of any of the Acquired Companies) has effectuated a “plant closing,” partial “plant closing,” or “mass layoff (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Companies (or any Predecessor of any of the Acquired Companies).
          (m) Each of the Acquired Companies has good labor relations. Except as set forth in Part 2.15(o) of the Disclosure Schedule, there are no pending or (to the Knowledge of the Company or the Selling Shareholders) threatened or reasonably anticipated claims or Legal Proceedings against any Acquired Company under any workers’ compensation policy or long-term disability policy. To the Knowledge of the Company or the Selling Shareholders, no employee of any of the Acquired Companies is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of any of the Acquired Companies; or (B) the business or operations of any of the Acquired Companies.
          (n) There are no pending or (to the Knowledge of the Company or the Selling Shareholders) threatened or reasonably anticipated claims or Legal Proceedings against any of the Plans, the assets of any of the Plans or the Acquired Companies, or the Plan administrator or any fiduciary of the Plans with respect to the operation of such Plans (other than routine, uncontested benefit claims), and to the Knowledge of the Company and the Selling Shareholders there are no facts or circumstances which could form the basis for any such claims or Legal Proceedings.
          (o) To the knowledge of the Company or the Selling Shareholders, no current or former independent contractor of any of the Acquired Companies is or was a misclassified employee. No independent contractoris eligible to participate in any Plan. No Acquired Company has ever had any temporary or leased employees that were not properly accounted for.
          (p) Except as set forth in Part 2.15(r) of the Disclosure Schedule, there is no Legal Proceeding, claim, labor dispute or grievance pending or (to the Knowledge of the Company or the Selling Shareholders) threatened or reasonably anticipated relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Acquired Company Employee, including charges of unfair labor practices or harassment complaints.
      2.16 Environmental Matters.
          To the Selling Shareholders’ and the Company’s Knowledge:
          (a) The Real Property and each other parcel of property that is (or that has been) owned by, leased to, occupied by, controlled by or used by any of the Acquired

Companies, and all surface water, groundwater, soil and air associated with or adjacent to such property: (a) is free of any Materials of Environmental Concern; and (b) is free of any environmental contamination of any nature. None of the Real Property contains: (i) any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; or (ii) any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released. No Acquired Company has ever Released any Materials of Environmental Concern except in compliance with all applicable Environmental Laws.
          (b) Each of the Acquired Companies: (i) is and has been in compliance with, and has not been and is not in violation of or subject to any Liability under, any applicable Environmental Laws; and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof.
          (c) None of the Acquired Companies has received any notice or other communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such Acquired Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company or the Selling Shareholders, there are no circumstances that may prevent or interfere with such Acquired Company’s compliance with any Environmental Law in the future.
          (d) No current or prior owner of any of the Real Property has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or such Acquired Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by each of the Acquired Companies pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.
          (e) No Acquired Company has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.
          (f) No Acquired Company has used or allowed the use of any chemicals or other Materials of Environmental Concern on or at any property currently or formerly operated or used by any Acquired Company.
     2.17 Insurance.
          (a) Part 2.17(a) of the Disclosure Schedule provides accurate and complete information with respect to: (i) each property and casualty insurance policy maintained by, at the expense of or for the benefit of each of the Acquired Companies as of the date of this Agreement; and any claims pending thereunder as of the date of this Agreement; and (ii) the loss history for each insurance policy for the last three years through the date of this Agreement.

The Company has made available to the Purchaser accurate and complete copies of the insurance policies identified on Part 2.17(a) of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17(a) of the Disclosure Schedule is in full force and effect.
          (b) Since January 1, 2003, none of the Acquired Companies (and none of their Predecessors) has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy other than adjustments reflecting market conditions.
     2.18 Legal Proceedings; Orders.
          (a) There is no pending Legal Proceeding and, to the Knowledge of the Company or the Selling Shareholders, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies or any Person whose liability any of the Acquired Companies has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of any of the Acquired Companies, or any option or other right to the capital stock of any of the Acquired Companies, or right to receive consideration as a result of the transactions contemplated by this Agreement. To the Knowledge of the Company or the Selling Shareholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.
          (b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by each of the Acquired Companies, is subject. To the Knowledge of the Company or the Selling Shareholders, no officer or other employee of any of the Acquired Companies is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Company’s business.
     2.19 Authority; Binding Nature of Agreement.
          (a) The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreements, documents and instruments have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (b) Each of the Selling Shareholders has the absolute and unrestricted right, power and capacity to enter into and to perform such Selling Shareholder’s obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which any Selling Shareholder is or will be a party. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which any Selling Shareholder is a party constitutes the legal, valid and binding obligation of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (c) The board of directors of the Company has determined that the transactions contemplated by this Agreement are advisable and fair and in the best interests of the Company and its shareholders.
     2.20 Non-Contravention; Consents. Neither: (1) the execution, delivery or performance by the Company or the Selling Shareholders of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) the consummation by the Company or the Selling Shareholders of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of any of the Acquired Companies; or (ii) any resolution adopted by the shareholders, board of directors or any committee of the board of directors of any of the Acquired Companies;
          (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies or any of the Selling Shareholders, or any of the assets owned or used by any of the Acquired Companies, is subject;
          (c) assuming all consents and approvals required from any Governmental Body are obtained, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to any such Acquired Company’s business or to any of the assets owned or used by any such Acquired Company;
          (d) assuming all consents and approvals required from any secured commercial lender are obtained, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Company Contract that is or would constitute a Material Contract or any Contract that is binding on any Selling Shareholder, or give any Person the right to: (i) declare a default or exercise any remedy under any such

Acquired Company Contract; (ii) accelerate the maturity or performance of any such Acquired Company Contract; or (iii) cancel, terminate or modify any such Acquired Company Contract; or
          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies).
Except as set forth in Part 2.20 of the Disclosure Schedule, none of the Acquired Companies nor any of the Selling Shareholders is and none of the Acquired Companies nor any of the Selling Shareholders will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (y) the consummation of the transactions contemplated by this Agreement.
     2.21 Brokers; Advisors. Except for M&T Investment Banking Group, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies or any of the Selling Shareholders. Except as set forth in Part 2.21 of the Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from any of the Acquired Companies or any of the Selling Shareholders for professional services performed or to be performed in connection with any of the transactions contemplated by this Agreement. None of the Acquired Companies have incurred any legal fees, legal costs or legal expenses of any nature that are payable to a third party in connection with this Agreement and any of the transactions contemplated by this Agreement, other than fees and expenses incurred in connection with updating the Acquired Companies’ corporate books and records.
     2.22 Full Disclosure. To the Knowledge of the Company or the Selling Shareholders, this Agreement (including the Disclosure Schedule) does not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.
     2.23 eClone Systems, Inc. As of the date of this Agreement, eClone Systems, Inc. (“eClone”), owns assets (the “eClone Assets”) having an aggregate value of less than Twenty Thousand ($20,000). When delivered, Schedule 2.23 shall contain a complete and accurate list of all eClone Assets. As of the date of this Agreement, none of the Acquired Companies owes any Liabilities of any nature, either matured or unmatured, to eClone.
3.	Representations and Warranties of the Purchaser
     The Purchaser represents and warrants to the Company and the Selling Shareholders as follows:

     3.1 Due Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. The Purchaser is qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the nature of its business and of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Purchaser’s business, condition, assets, liabilities, operations, financial performance or prospects.
     3.2 Non-Contravention; Consents. Neither: (i) the execution, delivery or performance by the Purchaser of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation by the Purchaser of the transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of, or require consent under: (A) any of the provisions of the articles of incorporation or bylaws of the Purchaser; (B) any resolution adopted by the shareholders or the board of directors of the Purchaser; or (C) any provision of any contract to which the Purchaser is bound.
     3.3 Authority; Binding Nature of Agreement. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which the Purchaser is a party; and the execution, delivery and performance by the Purchaser of this Agreement any of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Purchaser and, if necessary, its board of directors. This Agreement and each other agreement, document or instrument referred to in this Agreement to which the Purchaser is a party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.4 Financial Ability to Perform. The Purchaser has the financial ability to timely make the payments required to be made by the Purchaser under this Agreement. The Purchaser has all funds needed to make such payments, and such funds are held in escrow by Purchaser’s counsel. Purchaser has provided to the Selling Shareholders primary documentation confirming the foregoing.
     3.5 Legal Ability to Perform. The Purchaser is qualified to obtain, and there is no legal impediment to Purchaser obtaining, all consents, approvals and licenses from Governmental Bodies which are required for Purchaser’s lawful consummation of the transactions contemplated by this Agreement, including all consents, approvals and licenses granted or issued by the Federal Communications Commission and pertinent state public utility commission(s) or bodies having comparable authority.
4.	Certain Covenants of the Company and the Selling Shareholders

     4.1 Access and Investigation. During the period from the date of this Agreement and continuing until the Closing (the “Pre-Closing Period”), the Company shall, and shall cause their respective Representatives and each of the Acquired Companies and their respective Representatives to: (a) provide the Purchaser and the Purchaser’s Representatives with on-site access to the Acquired Companies’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; (b) provide the Purchaser and the Purchaser’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to each of the Acquired Companies, and with such additional financial, operating and other data and information regarding each of the Acquired Companies, as the Purchaser may request. During the Pre-Closing Period, the Purchaser may make inquiries of Persons having business relationships with any of the Acquired Companies (including suppliers, licensors, distributors and customers) and each Acquired Company shall help facilitate (and shall cooperate fully with the Purchaser in connection with) such inquiries.
     4.2 Operation of the Business of the Acquired Companies.
          (a) During the Pre-Closing Period, each of the Acquired Companies and the Selling Shareholders shall, unless otherwise instructed by the Purchaser in writing pursuant to the terms of the Management Services Agreement:
               (i) use their best efforts to conduct the business and operations of the Acquired Companies in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;
               (ii) use their best efforts to preserve intact the current business organization of the Acquired Companies, keep available the services of the current officers and employees of the Acquired Companies and maintain the relations and good will of the Acquired Companies with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with such Acquired Company;
               (iii) use their best efforts to cause the Company’s officers to report regularly to the Purchaser concerning the status of the business of the Acquired Companies;
               (iv) use their best efforts to cause the Acquired Companies to continue the insurance policies identified in Part 2.17 of the Disclosure Schedule;
               (v) not permit or cause the Acquired Companies to declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;
               (vi) not permit or cause the Acquired Companies to sell, issue or authorize the issuance of: (A) any capital stock or other security; (B) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (C) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security;

               (vii) not permit or cause any Transfer of any of the Shares;
               (viii) not permit or cause the Acquired Companies to amend such Acquired Company’s Charter Documents, or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
               (ix) not permit or cause the Acquired Companies to form any subsidiary or acquire any equity interest or other interest in any other Entity;
               (x) not permit or cause the Acquired Companies to make new commitments for capital expenditures;
               (xi) not permit or cause the Acquired Companies to: (A) enter into, or permit any of the assets owned or used by it to become bound by, any Contract; or (B) amend or prematurely terminate, or waive any right or remedy under, any Acquired Company Contract;
               (xii) not permit or cause the Acquired Companies to: (A) acquire, lease or license any right or other asset from any other Person; (B) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person; or (C) waive or relinquish any right;
               (xiii) not permit or cause the Acquired Companies to: (A) lend money to any Person; or (B) incur or guarantee any indebtedness for borrowed money;
               (xiv) none of the Acquired Companies shall: (A) establish, adopt, amend or terminate any Plan; (B) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices; (C) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees; or (D) hire or make an offer to hire any new employee;
               (xv) not permit or cause the Acquired Companies to change any of its methods of accounting or accounting practices;
               (xvi) not permit or cause the Acquired Companies to make any Tax election;
               (xvii) not permit or cause the Acquired Companies to commence or settle any Legal Proceeding;
               (xviii) not take or permit to be taken any action material to the business of any of the Acquired Companies
               (xix) not permit or cause the Acquired Companies or the Selling Shareholders to agree or commit to take any of the actions described in clauses “(iv)” through “(xvii)” above.

Notwithstanding the foregoing, an Acquired Company may take any action described in clauses “(i)” through “(xix)” above if the Purchaser gives its prior written consent to the taking of such action by the Acquired Company.
          (b) During the Pre-Closing Period, none of the Acquired Companies nor the Selling Shareholders shall take, permit or cause any action which is intended, or would reasonably be expected, to prevent Purchaser from exercising any of its rights under the Management Services Agreement; provided, however, that if such breach is curable by the Acquired Companies or the Selling Shareholders, as applicable, within three (3) business days after the date that Purchaser notifies the Shareholders’ Agent in writing of the existence of such breach (the “Cure Period”), then none of the Acquired Companies nor the Selling Shareholders shall be deemed to be in breach of this Section 4.2(b), provided that such breach is cured before the expiration of the Cure Period.
     4.3 No Negotiation. During the Pre-Closing Period, neither the Company nor the Selling Shareholders shall, and neither the Company nor the Selling Shareholders shall authorize or permit any of the Acquired Companies or any Representative of any of the Acquired Companies or the Selling Shareholder to: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than the Purchaser) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than the Purchaser or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than the Purchaser) relating to a possible Acquisition Transaction. The Company shall promptly (and in any event within 48 hours of receipt thereof) notify the Purchaser in writing of any inquiry, indication of interest, proposal or offer relating to a possible Acquisition Transaction that is received by any of the Acquired Companies or the Selling Shareholders during the Pre-Closing Period (including the identity of the Person making or submitting such inquiry, indication of interest, proposal or offer, and the terms thereof).
     4.4 Consents. The Company shall use its best efforts to obtain the Consents referred to on Schedule 4.4, if any, prior to the Closing.
     4.5 Transaction Expenses. The M&T Commission and the Acquired Company Transaction Expenses shall be paid by the Selling Shareholders and not the Company, and the Selling Shareholders hereby covenant and agree to pay the M&T Commission and the Acquired Company Transaction Expenses within three (3) business days of the date of this Agreement and hereby agree to defend, indemnify and hold the Company and the Purchaser harmless from any claim or dispute involving the M&T Commission or the Acquired Company Transaction Expenses, which indemnification obligation shall be in addition to the indemnification provisions of Section 7.
     4.6 eClone Assets. Within three (3) business days after the date hereof, the Company shall deliver to the Purchaser, Schedule 2.23, which shall contain a complete and accurate list of all eClone Assets.

5.	Certain Covenants of the Parties
     5.1 Filings and Consents.
          (a) Each party shall use their best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and the Purchaser shall, promptly after the date of this Agreement, prepare and file any notifications required under any applicable laws or regulations in connection with the transactions contemplated by this Agreement which are required to be filed by the Company and the Purchaser. The Company and the Purchaser shall respond as promptly as practicable to any inquiries or requests received from the Federal Communications Commission (the “FCC”), any state public utility commission(s) or body having comparable authority (the “State PUC(s)”), or any other Governmental Body.
          (b) The Purchaser and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.1(a). Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, the Purchaser and the Company shall: (i) consult with the other prior to taking a position with respect to any such filing; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any Legal Proceeding related solely to this Agreement or the transactions contemplated hereby; (iii) coordinate with the other in preparing and exchanging such information; and (iv) promptly provide the other (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body related solely to this Agreement or the transactions contemplated hereby.
          (c) Each of the Purchaser and the Company shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to any of the transactions contemplated by this Agreement (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirements applicable to any of the transactions contemplated by this Agreement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.1(a), the Purchaser or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement.
          (d) Subject to Section 5.1(e), the Purchaser and the Company shall use their best efforts to take, or cause to be taken, all actions necessary to make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.1(e), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement; (ii) shall use their best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with any of the transactions contemplated by this Agreement; and (iii) shall use their best efforts to lift any restraint, injunction or other legal bar to any of the transactions contemplated by this Agreement.
          (e) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or any of the Acquired Companies to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or any of the Acquired Companies to take or agree to take) any other action or agree (or cause any of its Subsidiaries or any of the Acquired Companies to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to any of the transactions contemplated by this Agreement.
     5.2 Public Announcements. During the Pre-Closing Period, except as expressly contemplated by this Agreement or as required by law, none of the Purchaser, any of the Acquired Companies or any of the Selling Shareholders will issue any press release or make any public announcement regarding this Agreement or any of the transactions contemplated by this Agreement without the mutual consent of the parties hereto.
     5.3 Best Efforts. Prior to the Closing, the Purchaser, the Company and the Selling Shareholders shall use their best efforts to cause the conditions set forth in Sections 6 to be satisfied on a timely basis.
     5.4 Employment Matters. During the Pre-Closing Period, Purchaser shall extend offers of employment with the Company to the Persons identified on Schedule 5.4 pursuant to employment agreements in a form to be provided by the Purchaser to the applicable individuals, which a copy to the Company, for employment with Purchaser commencing as of the Closing.
     5.5 M&T Line of Credit. After the date hereof, the Purchaser shall not cause or permit the Company to incur debt under the Company’s line of credit with M&T Bank.
6.	Conditions to closing
     6.1 Closing Conditions. The Closing shall occur in accordance with Section 1.5(c) upon the satisfaction or Purchaser’s waiver of the following conditions (the “Closing Conditions”):

          (a) Governmental Authorizations. All material Governmental Authorizations necessary to consummate the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect;
          (b) Consents. All Consents identified in Schedule 4.4, if any, shall have been obtained and shall be in full force and effect.
          (c) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the Purchaser’s acquisition of the Shares shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Purchaser’s acquisition of the Shares (other than the requirement of obtaining all material Governmental Authorizations as contemplated by this Agreement) that makes Purchaser’s acquisition of the Shares illegal.
     6.2 Assignment of Right to Purchase Shares. If the Closing Conditions shall not have been satisfied or waived by Purchaser on or before that date (the “Assignment Date”) which is the first to occur of: (a) 5:00 p.m. (Pacific time) on the 180th calendar day after the date of this Agreement; or (b) the date that Purchaser receives written notice of a final order issued by a Governmental Body denying any material Governmental Authorization such that any of the Closing Conditions would not be satisfied, Purchaser shall have the right to assign Purchaser’s rights under this Agreement to another party (a “Qualified Assignee”), whether or not the Qualified Assignee is affiliated with Purchaser, for such consideration payable to the Purchaser as the Purchaser and the Qualified Assignee deem appropriate. Purchaser shall give the Company and the Selling Shareholders written notice of such assignment together with copies of all assignment documents. The Qualified Assignee shall be deemed the “Purchaser” for all purposes under this Agreement and upon the satisfaction, or waiver, of the Closing Conditions with respect to the Qualified Assignee, the Closing shall occur in accordance with Section 1.5(c). At such Closing, the certificates evidencing the Shares, and the other documents held in escrow by Purchaser pursuant to Section 1.5(a) and Section 1.5(b) of this Agreement, shall be released to the Qualified Assignee.
7.	Indemnification, Etc.
     7.1 Survival of Representations, Etc.
          (a) Subject to Section 7.1(c), the representations and warranties made by the parties in this Agreement shall survive the Closing and shall expire on the first anniversary following the date of this Agreement (the “Representation Survival Date”); provided however, that if, at any time prior to the Representation Survival Date, any party to this Agreement acting in good faith delivers to the other parties and, if applicable, the Escrow Agent, a Claim Notice alleging with particularity the existence of an inaccuracy in or a breach of any of the representations and warranties made by any party and asserting a claim for indemnification based on such alleged inaccuracy or breach, then the claim asserted in such Claim Notice shall survive the Representation Survival Date until such time as such claim is fully and finally resolved.

          (b) The representations, warranties, covenants and obligations of the parties to this Agreement, and the rights and remedies of the parties, not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any party or any of their Representatives which is obtained after the date of this Agreement.
          (c) Nothing contained in this Agreement shall limit any rights or remedy of any Person for claims based on fraud.
     7.2 Indemnification by Selling Shareholders. From and after the Closing (but subject to Section 7.1 and Section 7.4), the Selling Shareholders, jointly and severally, shall hold harmless and indemnify the Purchaser for any Damages which are suffered or incurred by the Purchaser (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:
          (a) any inaccuracy in or breach of any representation or warranty made by the Company or a Selling Shareholder in this Agreement as of the date of this Agreement;
          (b) any breach of any covenant or obligation of the Company or a Selling Shareholder contained in this Agreement, except for any breach that may result from any action taken by Purchaser under the Management Services Agreement.
The Selling Shareholders agree that, if after the Closing, the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then Purchaser shall also be deemed, by virtue of its ownership of the stock of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.
     7.3 Indemnification by Purchaser. Subject to Section 7.1, the Purchaser shall hold harmless and indemnify the Selling Shareholders and the Acquired Companies from and against any Damages which are suffered or incurred by them (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:
          (a) any inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement as of the date of this Agreement;
          (b) any inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement as if such representation or warranty was made on and as of the Closing; or
          (c) any breach of any covenant or obligation of the Purchaser contained in this Agreement.
     7.4 Limitations; Exclusivity.
          (a) Subject to Section 7.4(b), the Selling Shareholders shall not be required to provide indemnification for any Damages suffered by Purchaser except to the extent that the total amount of all Damages suffered by Purchaser exceeds Fifty Thousand Dollars ($50,000) in the aggregate.
(b) The limitations set forth in Section 7.4(a) shall not apply: (i) in the case of fraud; (ii) to any breach of any of the Specified Representations or (ii) to any breach of any of the Specified Covenants.
(c) Subject to Section 7.4(d), recourse by the Purchaser to the funds held in escrow pursuant to the Escrow Agreement shall be the Purchaser’s sole and exclusive remedy for monetary Damages resulting from the matters referred to in Section 7.2.
(d) The limitations set forth in Section 7.4(c) shall not apply: (i) in the case of fraud; (ii) to any breach of any of the Specified Representations or (ii) to any breach of any of the Specified Covenants.
(e)
     7.5 No Contribution. Each Selling Shareholder waives, and acknowledges and agrees that such Selling Shareholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any of the Acquired Companies in connection with any indemnification obligation under this Agreement.
     7.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against any of the Acquired Companies, the Purchaser or any other Person) with respect to which any Selling Shareholder may become obligated to hold harmless, indemnify, compensate or reimburse the Purchaser pursuant to Section 7, the Shareholders’ Agent shall have the right to conduct a defense of the claim or Legal Proceeding with counsel selected by the Shareholders’ Agent reasonably satisfactory to the Purchaser unless and until the amount claimed exceeds the amount remaining in escrow pursuant to the Escrow Agreement. If at any time, the amount of the claim or Legal Proceeding exceeds the amount remaining in escrow pursuant to the Escrow Agreement, the Purchaser shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Shareholders’ Agent. In each case:
          (a) each party shall make available to the party conducting the defense any documents and materials in his or its possession or control that may be necessary to the defense of such claim or Legal Proceeding; and
          (b) the party conducting the defense shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that (i) if the Purchaser settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Shareholders’ Agent, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Purchaser in connection with such claim or Legal Proceeding (it being understood that if the Purchaser requests that the Shareholders’ Agent consent to a settlement, adjustment or compromise, the Shareholders’ Agent shall not unreasonably withhold or delay such consent), and (ii) without the consent of the Purchaser, the

Shareholders’ Agent shall have no authority to enter into any settlement, adjustment or compromise which imposes any monetary or non-monetary obligation on the Purchaser or the Acquired Companies, it being understood that the Shareholders’ Agent’ settlement authority shall be limited to the funds remaining in escrow pursuant to the Escrow Agreement.
          (c) The Purchaser shall give the Shareholders’ Agent prompt notice of the commencement of any such Legal Proceeding against the Purchaser or any of the Acquired Companies; provided, however, that any failure on the part of the Purchaser to so notify the Shareholders’ Agent shall not limit any of the obligations of the Selling Shareholders under Section 7 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).
          (d) If the Shareholders’ Agent has the right, but does not elect, to proceed with the defense of any claim or Legal Proceeding, the Purchaser may proceed with the defense of such claim or Legal Proceeding; provided, however, if the Purchaser settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Shareholders’ Agent, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Purchaser in connection with such claim or Legal Proceeding (it being understood that if the Purchaser requests that the Shareholders’ Agent consent to a settlement, adjustment or compromise, the Shareholders’ Agent shall not unreasonably withhold or delay such consent).
          (e) If the Purchaser has the right, but does not elect, to proceed with the defense of any such claim or Legal Proceeding, the Shareholders’ Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to the Purchaser; provided, however, that the Shareholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of the Purchaser (which consent may not be unreasonably withheld or delayed).
     7.7 Procedure for Indemnification Claims Made by Purchaser. Subject to the provisions of Sections 7.4 of this Agreement, the following procedures shall apply to indemnification claims made by Purchaser:
          (a) If the Purchaser claims in good faith to have incurred or suffered Damages for which it is entitled to indemnification under this Agreement, the Purchaser may deliver a claim notice (a “Claim Notice”) to the Shareholders’ Agent. Each Claim Notice shall: (i) state that the Purchaser believes in good faith that the Purchaser is entitled to indemnification under this Agreement; (ii) contain a detailed statement of the facts and circumstances supporting the Purchaser’s claim; and (iii) contain a non-binding, preliminary, good faith estimate of the amount to which the Purchaser claims to be entitled (the “Claimed Amount”).
          (b) Within 20 days after receipt of a Claim Notice, the Shareholders’ Agent may deliver to Purchaser a written response (the “Response Notice”) in which the Shareholders’ Agent: (i) agrees that the full Claimed Amount is owed to the Purchaser; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Purchaser; or (iii) indicates that no part of the Claimed Amount is owed to the Purchaser. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a detailed description of the facts and circumstances supporting the Shareholders’ Agent’s claim that only a portion or no part of the Claimed Amount is owed to the Purchaser, as the case may be. Any part of the Claimed Amount that is not agreed to be owing to the Purchaser pursuant to the Claim Notice shall be the “Contested Amount.” If a Response Notice is not delivered by the Shareholders’ Agent to the Purchaser within such 20 day period, then the Shareholders’ Agent shall be deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Purchaser.
          (c) If the Shareholders’ Agent in its Response Notice agrees or is deemed to have agreed that the full Claimed Amount is owed to the Purchaser, the Shareholders’ Agent shall, within 10 business days following such 20 day period, authorized the Escrow Agent to pay the Claimed Amount to the Purchaser.
          (d) If the Shareholders’ Agent in its Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Purchaser (the “Agreed Amount”), the Shareholders’ Agent shall, within 10 business days following such 20 day period, authorize the Escrow Agent to pay the Agreed Amount to the Purchaser.
          (e) If any Response Notice indicates that there is a Contested Amount, the Shareholders’ Agent and the Purchaser shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Shareholders’ Agent and the Purchaser shall resolve such dispute, the Shareholders’ Agent and the Purchaser shall sign a settlement agreement jointly authorizing the Escrow Agent to pay the agreed upon amount to the Purchaser.
          (f) In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Purchaser, on the one hand, and the Shareholders’ Agent, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Purchaser or any of the Acquired Companies in a litigation or arbitration), such dispute (“Arbitrable Disputes”) shall be settled by binding arbitration. Notwithstanding the preceding sentence, nothing in this Section shall prevent the Purchaser from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.
          (g) Except as herein specifically stated, any Arbitrable Dispute shall be resolved by arbitration in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute. The final decision of the arbitrator, as entered by a court of competent jurisdiction, will be furnished by the arbitrator to the Shareholders’ Agent and the Purchaser in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Shareholders’ Agent, the Selling Shareholders and the Purchaser, and an order with respect thereto may be entered in any court of competent jurisdiction.

          (h) Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the Purchaser and the Shareholders’ Agent or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.
          (i) The arbitrator shall be mutually agreed upon by the Purchaser and the Shareholders’ Agent. In the event the Purchaser and the Shareholders’ Agent are unable to agree within 20 days following submission of the dispute to JAMS by one of the parties, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause “(iv)” hereof.
          (j) No arbitrator shall have any past or present family, business or other relationship with the Purchaser, any of the Acquired Companies, any of the Selling Shareholders or any “affiliate” (as such term is defined in Rule 12b-2 of the Securities Act of 1933, as amended), director or officer thereof, unless following full disclosure of all such relationships, the Purchaser and the Shareholders’ Agent agree in writing to waive such requirement with respect to an individual in connection with any dispute.
          (k) The arbitrator shall be instructed to hold an up to one eight hour, one day hearing regarding each disputed matter within 60 days of his designation and to render an award (without written opinion) no later than 10 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the Purchaser and the Shareholders’ Agent.
          (I) No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Section. The Purchaser and the Shareholders’ Agent agree to act in good faith to promptly exchange relevant documents.
          (m) The Purchaser and the Shareholders’ Agent will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (A) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.
          (n) The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Section or the Agreement.
          (o) Except as specifically otherwise provided in this Section or the Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Dispute or any other dispute arising out of or relating to the Agreement.
          (p) Upon resolution of the arbitration, the Shareholders’ Agent shall, within 10 business days following the entry of the arbitrator’s decision by a court of competent jurisdiction, or such shorter period of time as may be set forth in the arbitrator’s decision, cause the Escrow Agent to pay the amount of the award specified in the arbitrator’s decision, if any, to the Purchaser.
          (q) Any funds in the escrow account not paid to Purchaser pursuant to these procedures shall be released to the Selling Shareholders at the conclusion of the escrow period, which shall be one year after the date of this Agreement, provided that if any claims for indemnification are made within one year after the date of this Agreement, the amount reserved for such claims but ultimately not needed to pay such escrow claims, shall be released to the Selling Shareholders.
8.	Miscellaneous Provisions
     8.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
     8.2 Fees and Expenses. Subject to Section 7, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b)the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the transactions contemplated by this Agreement; provided, however, that the Selling Shareholders shall bear and pay all Acquired Company Transaction Expenses and the M&T Commission in accordance with Section 4.5.
     8.3 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     8.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. Eastern time on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. Eastern time on the day sent by facsimile); or (d) the third business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     If to Purchaser:
Starvox Communications, Inc.
2728 Orchard Parkway
San Jose, CA 95134-2012 USA
Attention: Douglas S. Zorn
Facsimile: (650) 331-0541
with a copy to:
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
Attn: Mark Tanoury
Fax: (650) 849-7400
     If to the Company, the Selling Shareholders or the Shareholders Agent before the Closing:
Capital Telecommunications, Inc.
200 West Market Street
York, PA 17401
Attention: George V. Kingsbury
Fax:717-848-8806
with a copy to:
Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
233 East Redwood Street
Baltimore, Maryland 21202
Attn: Elliott Cowan, Esq.
Facsimile: (410) 576-4032
     If to the Company after the Closing:
Capital Telecommunications, Inc.
200 West Market Street
York, PA 17401
Attention: Ken Wong
Fax:717-848-8806
with a copy to:
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-155

Attn: Mark Tanoury
Fax: (650) 849-7400
     If to the Shareholders Agent or the Selling Shareholders after the Closing:
George V. Kingsbury
855 Glenwood Drive
York, PA 17403
Fax — none — fax notice not accepted
with a copy to:
Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
233 East Redwood Street
Baltimore, Maryland 21202
Attn: Elliott Cowan, Esq.
Facsimile: (410) 576-4032
     8.5 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     8.6 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
     8.7 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).
     8.8 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, permitted assigns, heirs, executors and personal representatives. This Agreement may be assigned by Purchaser in accordance with the provisions of Section 6.2 of this Agreement. This Agreement may not be assigned by any of the Selling Shareholders without the prior written consent of Purchaser.
     8.9 Remedies Cumulative. The rights and remedies of the parties hereto shall be cumulative (and not alternative).
     8.10 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     8.11 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
     8.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all parties hereto.
     8.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
     8.14 Parties in Interest. Except for the provisions of Section 7, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and permitted assigns (if any).
     8.15 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Closing; or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.
     8.16 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure; provided, however, that any information disclosed under any numbered or lettered part of the Disclosure Schedule shall be deemed to be disclosed and incorporated in any other numbered or lettered part of the Disclosure Schedule where it is reasonably apparent on the face of such disclosure that such disclosure would be appropriate.
     8.17 Shareholder’s Agent.
          (a) The Selling Shareholders irrevocably appoint George V. Kingsbury (the “Shareholders’ Agent”) as their agent and attorney in fact for purposes of acting on behalf of the Selling Shareholders as contemplated by this Agreement, and the Shareholders’ Agent hereby accepts such appointment. Purchaser shall be entitled to deal exclusively with the Shareholders’

Agent on all matters relating to this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Selling Shareholder by the Shareholders’ Agent, and on any other action taken or purported to be taken on behalf of any Selling Shareholder by the Shareholders’ Agent, as fully binding upon such Selling Shareholder.
          (b) The Selling Shareholders grant to the Shareholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of the Selling Shareholders (in the name of any or all of the Selling Shareholders or otherwise) any and all documents and take any actions that the Shareholders’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, and, in the case of any document, in such forms and containing such provisions as the Shareholders’ Agent may, in his sole discretion, determine to be appropriate, in performing his duties under this Agreement.
          (c) The Selling Shareholders recognize and intend that the power of attorney granted in this Section: (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Shareholders’ Agent; and (iii) shall survive the death or incapacity of each of the Selling Shareholders.
          (d) If the Shareholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, Barry Silverberg shall be the successor Shareholders’ Agent. If Barry Silberberg shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Selling Shareholders (or their successors in interest) shall, by consent of the Selling Shareholders (or their successors in interest) that held at least a majority of the Shares on the date of this Agreement, within ten days after such death or disability, appoint a successor to the Shareholders’ Agent and immediately thereafter notify Purchaser of the identity of such successor. The Selling Shareholders (or their successors in interest) may, by consent of the Selling Shareholders (or their successors in interest) that held at least a majority of the Shares on the date of this Agreement, replace the Shareholders’ Agent for any reason and appoint a replacement (who shall be reasonably satisfactory to Purchaser) and immediately thereafter notify Purchaser of the identity of such successor. Any such successor shall succeed the Shareholders’ Agent as Shareholders’ Agent hereunder.
     8.18 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

          (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.
Signatures on Following Page

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Starvox Communications, Inc.,
a California corporation

By:	/s/ Douglas S. Zorn
Name:	Douglas S. Zorn
Title:	President

Capital Telecommunications, Inc.,
a Pennsylvania corporation

By:	/s/ George V. Kingsbury
Name:	George V. Kingsbury
Title:	President

Selling Shareholders:

/s/ George V. Kingsbury

George V. Kingsbury

Barry J. Silverberg Living Trust dated 9/22/1995

By:	/s/ Barry J. Silverberg, Trustee
Barry J. Silverberg, Trustee

/s/ Charles H. Wallace

Charles H. Wallace

Exhibit A
CERTAIN DEFINITIONS
     For purposes of the Agreement (including this Exhibit A):
     Acquired Companies. “Acquired Companies” shall mean the Company and each of the Subsidiaries.
     Acquired Company Contract. “Acquired Company Contract” shall mean any material Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of its assets is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.
     Acquired Company Employee. “Acquired Company Employee” shall mean any Person who is an employee, director or consultant of or to any of the Acquired Companies or becomes an employee, director or consultant of or to any of the Acquired Companies during the Pre-Closing Period.
     Acquired Company IP. “Acquired Company IP” shall mean all: (a) Intellectual Property Rights used to provide, or necessary to provide, any Acquired Company Service; and (b) Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.
     Acquired Company IP Contract. “Acquired Company IP Contract” shall mean any material Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right.
     Acquired Company Privacy Policy. “Acquired Company Privacy Policy” shall mean each external or internal, present privacy policy of any of the Acquired Companies, including any policy relating to (i) the privacy of users of the Acquired Company Services or of any Acquired Company Website, and (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data.
     Acquired Company Service. “Acquired Company Service” shall mean each service developed (or currently being developed), marketed, offered or provided by any of the Acquired Companies.
     Acquired Company Transaction Expenses. “Acquired Company Transaction Expenses” shall mean any fees, costs or expenses payable to the Company’s outside legal counsel incurred since June 1, 2006, or to any financial advisor, or other Person who performed services (other than accounting services) for or on behalf of the Acquired Companies, or who is otherwise entitled to any compensation from the Acquired Companies, in connection with the Agreement or any of the transactions contemplated by the Agreement.

     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving:
          (a) the sale, license or disposition of all or substantially all of any of the Acquired Companies’ business or assets;
          (b) the issuance, disposition or acquisition of: (i) any capital stock or other equity security of any of the Acquired Companies; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any of the Acquired Companies; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of any of the Acquired Companies; or
          (c) any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Companies.
     Agreement. “Agreement” shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Company Web Site. “Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of any of the Acquired Companies.
     Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Mutual Confidentiality and Nondisclosure Agreement dated October 10, 2005 between the Purchaser and the Company.
     Consent “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
     Damages. “Damages” shall include any loss, damage, injury, , Liability, claim, demand, settlement, adverse judgment, adverse award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature. The amount of any Damages shall be calculated after taking into account any quantifiable tax savings or third party insurance recovery with respect to the occurrence which caused the Damage.
     Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Company and each Selling Shareholder and prepared in accordance with the Agreement.

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     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature.
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
     ERISA Affiliate. “ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person that is or has been under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
     Escrow Agent. “Escrow Agent” shall mean Zions First National Bank.
     Escrow Agreement “Escrow Agreement” shall mean that certain Escrow Agreement dated the date of this Agreement by and among the Purchaser, the Selling Shareholders and the Escrow Agent substantially in the form of Exhibit C hereto.
     GAAP. “GAAP” shall mean U.S. generally accepted accounting principles.
     Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification, authorization or order issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
     Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
     Intellectual Property. “Intellectual Property” shall mean all proprietary algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods and processes (including manufacturing methods, sales methodologies and

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processes, training methods and similar methods and processes), information, protocols, recipes, schematics, specifications, software, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
     Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
     Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any stockholder of any of the Acquired Companies has Knowledge of such fact or other matter.
     Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     Material. When used to describe a detrimental event, occurrence, condition or state of facts, the word “material” shall mean sufficiently detrimental to cause a Material Adverse Effect. When used in other contexts, the word “Material” shall mean “substantial” and “important” and not merely more than de-minimus.
     Material Adverse Effect. A violation or other matter will be deemed to have a “Material Adverse Effect” on a party to this Agreement if such violation or other matter would,

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or would reasonably be expected to, have a material adverse effect on such party’s business, condition, assets, liabilities, operations, financial performance or prospects; provided, however, that for purposes of determining whether there shall have been any such Material Adverse Affect, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which such party competes shall be disregarded, (iii) any adverse change resulting from or relating to the announcement or pendency of the transactions contemplated by this Agreement shall be disregarded, and (iv) any adverse change resulting from any action taken by Purchaser shall be disregarded.
     Materials of Environmental Concern. “Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.
     Predecessor. “Predecessor” shall mean any Entity that has been merged with or into, that has transferred material assets or liabilities outside the ordinary course of business to or that is otherwise a predecessor to, any of the Acquired Companies.
     Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications for any of the foregoing.
     Related Party. “Related Party” shall mean: (a) each of the Selling Shareholders; (b) each individual who is, or who has at any time since inception been, an officer or director of any of the Acquired Companies; (c) each member of the immediate family of each of the individuals referred to in clauses “(a)” and “(b)” above; and (c) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
     Release. “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.
     Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

5

     Specified Covenants. “Specified Covenants” shall mean the covenants of the Acquired Companies and the Selling Shareholders, as applicable, set forth in Section 4.2(a)(v), Section 4.2(a)(vi), Section 4.2(a)(vii), Section 4.2(a)(viii), Section 4.2(a)(ix), Section 4.2(a)(x), Section 4.2(a)(xiii), Section 4.2(a)(xiv), Section 4.2(a)(xv), Section 4.2(a)(xvi), Section 4.2(a)(xvii), Section 4.2(a)(xix) (to the extent that Section 4.2(a)(xix) relates to Section 4.2(a)(v), Section 4.2(a)(vi), Section 4.2(a)(vii), Section 4.2(a)(viii), Section 4.2(a)(ix), Section 4.2(a)(x), Section 4.2(a)(xiii), Section 4.2(a)(xiv), Section 4.2(a)(xv), Section 4.2(a)(xvi) and Section 4.2(a)(xvii)), Section 4.3 and Section 4.5.
     Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company and the Selling Shareholders set forth in Section 2.1(a), Section 2.1(c), Section 2.1(d), Section 2.1(e), Section 2.1(g), Section 2.1(h), Section 2.2(a), Section 2.3, Section 2.7(a), Section 2.13(a), Section 2.19 and Section 2.23.
     Subsidiaries. “Subsidiaries” shall mean Capital Telecommunications of Erie, Inc., a Pennsylvania corporation, Star Tel of Victoria, Inc., a Texas corporation, Star Tel Transmission Co., Inc., a Texas corporation, and Eastern Telephone Systems, Inc., a Delaware corporation.
     Tax. “Tax” shall mean any tax (including any income tax, franchise tax, service tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, addition, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or any liability or obligation to with respect to the foregoing by virtue of any Contract or otherwise.
     Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     Transfer. A “Transfer” of any Shares shall be deemed to have occurred if any Selling Shareholder directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such Shares; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein.
     User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any of the Acquired Companies from users of the Acquired Company Services or of any Acquired Company Website.

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Exhibit B
FORM OF ESCROW AGREEMENT

EXHIBIT C
FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

Exhibit D
FORM OF RELEASE AGREEMENT

Exhibit E
SELLING SHAREHOLDERS’ COUNSEL’S LEGAL OPINION

Exhibit F
FORM OF CONSULTING AGREEMENT

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SCHEDULE 1.2(a)(i)
Selling Shareholder Interests
     Common Stock

Name	Shares
Barry J. Silverberg Living Trust dated 09/22/1995	17,546

Charles H. Wallace	17,546

George V. Kingsbury	20,000
     Preferred Stock

Name	Shares
Barry J. Silverberg Living Trust dated 09/22/1995	1,000

Charles H. Wallace	500

George V. Kingsbury	1,000

SCHEDULE 1.2(a)(ii)
SELLING SHAREHOLDER BANK ACCOUNT/WIRE TRANSFER INSTRUCTIONS

1.	Barry J. Silverberg Living Trust dated 09/22/1995

	Account Name:	George V. Kingsbury, Agent for Shareholders of Capital Telecommunications, Inc.
	Account No.	15004212182907
	Bank Information:	M&TBank
		21 East Market Street
		York, PA 17402
		717-852-3002
	ABA No.:	022000046

2.	Charles H. Wallace

	Account Name:	George V. Kingsbury, Agent for Shareholders of Capital Telecommunications, Inc.
	Account No.	15004212182907
	Bank Information:	M & T Bank
		21 East Market Street
		York, PA 17402
		717-852-3002
	ABA No.:	022000046

3.	George V. Kingsbury

	Account Name:	George V. Kingsbury, Agent for Shareholders of Capital Telecommunications, Inc.
	Account No.	15004212182907
	Bank Information:	M & T Bank
		21 East Market Street
		York, PA 17402
		717-852-3002
	ABA No.:	022000046

SCHEDULE 1.3(b)(iii)
PERSONS TO EXECUTE
NON-COMPETITION AND NON-SOLICITATION AGREEMENTS
     The Selling Shareholders

SCHEDULE 4.4
MATERIAL CONSENTS
     None

SCHEDULE 5.4
EMPLOYEES TO BE OFFERED EMPLOYMENT
Kyle Dickson
Dan Dumler
Rich Cheshier
Bob Smith
Dwayne Quinn
Julie Roppelt

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LIST OF EXHIBITS AND SCHEDULES
EXHIBITS

Exhibit A	Certain Definitions

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Non-Competition and Non-Solicitation Agreement

Exhibit D	Form of Release Agreement

Exhibit E	Form of Selling Shareholders’ Legal Opinion

Exhibit F	Form of Consulting Agreement
SCHEDULES
Schedule 1.2(a)(i)	Shareholder Interests

Schedule 1.2(a)(ii)	Selling Shareholder Bank Account/Wire Transfer Instructions

Schedule 1.3(b)(iii)	Persons to Execute Non-Competition and Non-Solicitation Agreements

Schedule 4.4	Material Consents

Schedule 5.4	Employees to be Offered Employment

xi